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                THE MANUFACTURERS LIFE INSURANCE COMPANY (U.S.A.)

                             SECRETARY'S CERTIFICATE

I, STEPHEN ROSEN, Assistant Secretary of THE MANUFACTURERS LIFE INSURANCE COMPANY (U.S.A.), (the "Company"), a corporation existing under the laws of the State of Michigan, hereby certify that the following is a true copy of a Resolution adopted by the Board of Directors at its meeting held on March 4, 1999:

                            Amendment of the By-laws

          RESOLVED THAT Article VII Section 1 of the By-laws of the Company are hereby amended to the extent that the second paragraph of Section 1 shall be deleted in its entirety and replaced with the following:

               "The Executive Committee shall consist of three or more members. Any vacancy shall be filled by the Board of Directors."

GIVEN AND CERTIFIED, at the City of Toronto, Province of Ontario, with the Common Seal hereto affixed by the undersigned having custody of the same as Assistant Secretary of the Company this 12th day of March, 1999.

                                        THE MANUFACTURERS LIFE INSURANCE
                                        COMPANY (U.S.A.)


                                        By: /s/ Stephen Rosen
                                            ------------------------------------
                                            Assistant Secretary